SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Consent Solicitation Statement

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☒	Definitive Consent Solicitation Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

AXION POWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Consent Solicitation Statement if other than the Registrant)

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AXION POWER INTERNATIONAL, INC.

(A Delaware Corporation)

3601 Clover Lane, New Castle PA 16105

(724) 654-9300

NOTICE OF CONSENT SOLICITATION

October 17, 2016

To our Stockholders:

We are soliciting your consent to authorize our board of directors to (i) effectuate, in its discretion, an amendment to our Certificate of Incorporation, as amended, to effectuate a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding common stock, par value $0.005 per share, by a ratio of  no less than one-for-one hundred (such that for every one hundred shares issued and outstanding prior to such split one share will remain after such split) and no more than one-for-four hundred (such that for every four hundred shares issued and outstanding prior to such split one share will remain after such split) at any time prior to June 30, 2017, with possible special treatment (if approved by our board of directors) for certain of our stockholders to preserve round lot holders if so authorized by our board of directors. The Reverse Stock Split will be effected by filing a Certificate of Amendment to Certificate of Incorporation with the Secretary of State of the State of Delaware. Our board of directors unanimously approved the Reverse Stock Split on September 28, 2016, and deemed it advisable to seek stockholder approval of the Reverse Stock Split, as required under Delaware General Corporation Law. Our board has decided to seek the written consent of stockholders through a consent solicitation process rather than holding a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. We had anticipated holding an Annual Meeting of Stockholders in September 2016; however, due to our efforts to conserve our cash resources, we have determined to not hold an Annual Meeting in 2016 and will revisit this issue as soon as our economic circumstances permit in 2017. We have established the close of business on October 6, 2016 as the record date for determining stockholders entitled to submit written consents. Stockholders holding a majority of our common stock, outstanding as of the close of business on the record date must vote in favor of the Reverse Stock Split for the Reverse Stock Split to be approved by stockholders.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and Written Consent. To be counted, your properly completed Written Consent must be received before 5:00 p.m. Eastern Standard Time, on November 14, 2016, subject to early termination of the Consent Solicitation by our board of directors if a majority approval is received, or extension of the time to return Written Consents by our board of directors.

Failure to submit the Written Consent will have the same effect as a vote against the Reverse Stock Split. We recommend that all stockholders consent to the Reverse Stock Split, by marking the box is entitled “FOR” with respect to the Proposals and submitting the Written Consent by one of the methods set forth in the form of Written Consent which is attached as Exhibit B to the Consent Solicitation Statement. If you sign and send in the Written Consent form but do not indicate how you want to vote as to the Proposals, your consent form will be treated as consent “FOR” the Proposals.

By Order of the Board of Directors of Axion Power International, Inc.

/s/ Richard Bogan
Richard Bogan, Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Consent Solicitation:

The Consent Solicitation Statement and Annual Report on Form 10-K for the year ended December 31, 2015 are available at  http://www.cstproxy.com/axionpower/2016

AXION POWER INTERNATIONAL, INC.

CONSENT SOLICITATION STATEMENT

The enclosed consent is solicited by the board of directors (the “board”) of Axion Power International, Inc., a Delaware corporation (“we,” “our”, “Company” or “us”) for use in connection with the solicitation of written consents of the stockholders of the Company in connection with the Reverse Stock Split and Authorized Share Decrease referenced in the attached Notice of Consent Solicitation. This Consent Solicitation Statement and the accompanying consent card are being mailed to stockholders on or about October 20, 2016.

General

This Consent Solicitation Statement dated October 17, 2016 is being furnished in connection with the solicitation of written consents of the stockholders of the Company with regard to the following proposal (the “Consent Solicitation”):

•	to effectuate a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding common stock, par value $0.005 per share, by a ratio of no less than one-for-one hundred (such that for every one hundred shares issued and outstanding prior to such split one share will remain after such split) and no more than one-for-four hundred (such that for every four hundred shares issued and outstanding prior to such split one share will remain after such split) at any time prior to June 30, 2017, with possible special treatment (if approved by our board of directors) for certain of our stockholders to preserve round lot holders.

Our Board of Directors unanimously adopted the Reverse Stock Split and recommends that the stockholders vote FOR the approval of the Reverse Stock Split. The board of directors has decided to seek written consent rather than calling a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. Written consents are being solicited from all of our stockholders of record pursuant to Section 228(a) of the Delaware General Corporation Law. The Company anticipates holding an annual meeting no later than May 2017. In order to comply with its requirements under the Securities Exchange Act of 1934, the Company has included the information in this Consent Solicitation which it would have provided in a Schedule 14A for an Annual Meeting and has also included this information in in Part III of its Annual Report on Form 10-K for the year ended December 31, 2015.

Voting materials, which include this Consent Solicitation Statement and a Written Consent form (attached as Appendix B), are being mailed to all stockholders on or about October 20, 2016. Our board of directors set the close of business on October 6, 2016 as the record date for the determination of stockholders entitled to act with respect to the Consent Solicitation (“Record Date”). As of the Record Date, the Company had 50,732,348 shares of Common Stock outstanding, held by approximately 400 holders of record.

Any beneficial owner of the Company’s stock who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (i) execute and deliver a Written Consent on behalf of such beneficial owner; or (ii) delivery a proxy so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Stockholders who wish to consent must deliver their properly completed and executed Written Consents to the Company’s Corporate Secretary in accordance with the instructions set forth therein. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent for the approval of the Proposal.

Requests for copies of this Consent Solicitation Statement and the Written Consent and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 should be directed to the Company at the address or telephone number written above. You can also access this material at http:///www.cstproxy.com/axionpower/smp2016.

Requests for copies of this Consent Solicitation Statement and the Written Consent should be directed to the Company at the address or telephone number set forth above.

The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Standard Time, on November 14, 2016 (the “Expiration Date”) to (i) terminate the Consent Solicitation for any reason, including if the consent of stockholders holding a majority of the Company’s outstanding shares has been received, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation.

The final results of this Consent Solicitation will be published in a Current Report on Form 8-K (the “Form 8-K”) by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of consents and revocations of consents will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Revocation of Consents

Written Consents may be revoked or withdrawn by any stockholder at any time before the Expiration Date or earlier termination of the Consent Solicitation. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all Written Consents previously executed and delivered and not revoked will become irrevocable.  Revocations may be submitted to the Corporate Secretary of the Company by the same methods as Written Consents may be submitted, as set forth in the form of Written Consent attached hereto as Appendix B.

Solicitation of Consents

Our board of directors is sending you this Consent Solicitation Statement in connection with its solicitation of stockholder consent to approve the Proposals.  The Company will pay for the costs of solicitation.  We will pay the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to beneficial owners of our Common Stock. Because the approval of holders of a majority of the outstanding Common Stock is required to approve the Proposals, not returning the Written Consent, or returning the Written Consent marked “Abstain,” will have the same effect as a vote against the Proposal.

Other than the possibility of hiring a firm to assist in the solicitation of Written Consents, for a fee of no more than $25,000, the Company has no plans to make any arrangements and has no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the Company who will receive no additional compensation therefor.

Members of our management beneficially own shares of our Common Stock and intend to submit their consents “For” the Proposals. As a result, approximately 38,646 shares held, directly and/or beneficially, as of the Record Date by management and board of directors will be voted in favor of the Proposals constituting less than 1% of our presently issued and outstanding Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

No Appraisal Rights

Under the Delaware General Corporation Law and our charter documents, holders of our Common Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount), with respect to the Proposals.

Householding Matters

Stockholders that share a single address will receive only one Consent Solicitation Statement and Written Consent at that address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future consent solicitations (as applicable), he or she may write to us or call us at: Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, Attention: Richard H. Bogan, CEO, 721-654-9300. We will deliver separate copies of this Consent Solicitation Statement and form of Written Consent promptly upon such request. If you are a stockholder of record receiving multiple copies of our Consent Solicitation Statement and form of Written Consent, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other stockholder of record, you can request additional copies of this Consent Solicitation Statement and form of Written Consent or request householding by contacting the stockholder of record.

As of the Record Date, the price of our Common Stock was $.007 per share and our total market capitalization was approximately $350,000.

Interest of Directors and Executive Officers in the Proposal

No director, executive officer, associate of any director, executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposal that is not shared by all other stockholders.

Directors, Executive Officers and Corporate Governance

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Board Leadership Structure and Risk Oversight; Diversity

Our Company is led by Richard Bogan, who is our Chief Executive Officer and became our Chairman on April 25, 2016, when Donald Farley became our Vice Chairman.  Our board of directors has been traditionally divided into three classes of directors that serve for staggered three-year terms. Four of our current board members have been elected to serve for terms that expired on the date of our 2015 Annual Meeting (and were reelected at the 2015 Annual Meeting); and one has been elected to serve for term that expires on the date of our 2016 Annual Meeting.  The board has two standing committees – audit and compensation.  The Audit Committee is comprised solely of independent directors, and each committee has a separate chair.  Our Audit Committee is responsible for overseeing risk management, and our full board receives periodic reports from management.

Our board leadership structure is used by other smaller public companies in the Unites States, and we believe that this leadership structure is effective for us.  We have historically believed that having a combined Chairman/CEO and separate chairs for each of our board committees is the correct form of leadership for us, with the transition from Mr. Farley to Mr. Bogan as Chairman, our goal to have a single leader has been restored with oversight of company operations by experienced directors, two of whom are also committee chairs.  We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and dialogue between the full board and our management.

We do not currently consider diversity in identifying nominees for director.  Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

The following table identifies our current directors and specifies their respective ages and positions with us.

Name	Age	Position

Donald Farley	73	Vice Chairman and Director

Richard Bogan	65	Chairman, Director and CEO

Michael Corcoran	57	Director

Michael Kishinevsky	49	Director

Robert A. Maruszewski	52	Director

Charles Trego	65	Director

Richard H. Bogan, 65, is a non independent director, who joined the Board as of January 2015. He is also our CEO, and he was appointed our Chairman, on April 25, 2016. He is a non-compensated advisor and operating partner to Key Bridge Partners, a middle-market private equity firm. He joined Key Bridge in 2008, and streamlined operations to achieve a 25% EBITDA gain across the board. Prior to Key Bridge he acted as a consultant in M&A to privately held companies in RHB Partners. In 2002-2003 he was Executive VP and CFO of RJ Reynolds Tobacco Holdings, where he directed a $150 million reorganization and 8% US workforce reduction to right-size the company, and directed 1,000 staff members. Before RJ Reynolds he was President of North American Logistics, a $700 million privately held company in transportation and warehousing, and earlier was President and CFO of Unisource Worldwide, a $7 billion NYSE-listed company, also in wholesale distribution. He was with Philip Morris Companies for more than a decade, rising to Senior VP and CFO of the Miller Brewing Company subsidiary. He earned his baccalaureate in accounting at the University of Washington and is a Certified Public Accountant, a Certified Internal Auditor, and holds a Certificate in Management Accounting. The Virginia resident serves as a volunteer business advisor to the Executive Director of the Easton, Maryland, Economic Development Corporation. Mr. Bogan’s expertise in public and private companies makes him well-suited to sit on the Axion Board.

Donald Farley, 73, was appointed to our Board effective as of January 2015 and was appointed as Chairman in that same month and resigned as Chairman and was appointed Vice Chairman on April 25, 2016. As president of Farley& Associates, Inc., a position which he has held since 2009, Mr. Farley provides strategic planning, business development direction and executive mentoring services for private businesses and emerging new businesses. From 1998 to 2009, Mr. Farley was CEO of Spencer Trask Specialty Group where he organized and monitored a portfolio of emerging startup companies in healthcare, nutrition and specialty chemicals. From 1965 to 1988, Mr. Farley enjoyed a diverse career at Pfizer, Inc. He began his career in manufacturing with the Pfizer Chemical Division and progressed through several managerial positions to eventual leadership as president of the Pfizer Specialty Chemicals Group. Mr. Farley led the redirection and transformation of this global business from specialty chemicals into specialty food ingredients and related technical services, resulting in its transition to a new identity as the Pfizer Food Science Group. Subsequent to the divestiture of Food Science in 1995, Mr. Farley served as President of the Pfizer Consumer Health Care Group, a global over-the-counter drug business. Mr. Farley graduated from the University of Rhode Island in 1965, majoring in chemical engineering and later earned an MBA in finance at the University of Hartford. Mr. Farley’s executive and banking expertise are components which make him well-suited to sit on Axion’s Board.

Michael Kishinevsky, 49, is an independent director who has served on our board since June 2005. Mr. Kishinevsky is a Canadian lawyer who had been principally engaged in the practice of corporate and commercial law from February 1995 until August 2005. For five years Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a director of Sunrock Consulting Ltd., a company he co-founded in October 1995, which specializes in the import and distribution of carbon black and synthetic rubber. He is also the president and director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa Law School. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada. The Company has determined that Mr. Kishinevsky should serve as a director due to his legal background as well as his import and distribution experience which provides expertise on the Board with regard to product distribution.

Charles R. Trego, 65, joined the Company as Chief Financial Officer on April 1, 2010 and resigned on August 2, 2013. He was elected as a director on September 26, 2013. He was reappointed as Chief Financial Officer on November 1, 2014, after having served in that position as a consultant since July 2014, and resigned on October 2, 2015, although he remains a director. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components, His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio. The Company has determined that Mr. Trego should serve as a director due to his long term finance and accounting experience.

New Directors

Effective February 1, 2016, our board appointed Robert A. Maruszewski as a director to take the seat vacated by Mr. Wainwright. Mr. Maruszewski’s appointment will serve until the formal shareholder election for board members to be held at the Company’s 2018 Annual Meeting.

Robert A. Maruszewski, 52, is the cofounder and Managing Partner of Key Bridge Partners, a middle-market private equity firm (of which Richard Bogan serves as an uncompensated operating partner and advisor), a position which he has held since 2005. He has over 30 years of operating experience in general management, marketing, and strategy, with 8 years of his career in Europe. Mr. Maruszewski is currently President of Duvinage LLC, a custom metal stair manufacturer in the Key Bridge portfolio. He also provides corporate oversight to U.S. Para Plate, LLC, a specialty valve manufacturer. From 1990 to 2004, Mr. Maruszewski held various management positions at Emerson Electric Co. (NYSE: EMR) in four divisions ranging from $30M to $300M with responsibilities across five continents. Mr. Maruszewski holds a BS from the University of Dayton and an MBA with honors from Georgetown University.

The Company has determined that Mr. Maruszewski should serve as a director due to his background in manufacturing and operations and as a management level employee of other public and private companies.

On May 25, 2016, our board appointed Michael J. Corcoran as a director to take the seat vacated by Stanley Hirschman. Mr. Corcoran’s appointment will serve until the formal shareholder election for board members to be held at the Company’s 2016 Annual Meeting. The Board also appointed Mr. Corcoran as the Chair of its Audit Committee.

Michael J. Cororan, 57, is a Partner with GVP Partners based in Atlanta, Georgia. He founded GVP Partners in 2008 to provide governance, risk and compliance advisory services. He has helped several global companies implement and operate automated enterprise risk and compliance programs. Prior to starting GVP Partners, Mike was a Partner with Deloitte & Touche from 2005 to 2008. He led the business risk advisory practice along the east coast and increased revenues from $18 million to $57 million through innovative solution and business development approaches. In 2001, Mike founded Harborview Partners LLC, an internal and information technology audit firm based in Stamford, CT. As CEO, Mike led company development activities recruiting and leading partners in several offices from Boston to Baltimore. In 2004, the firm was sold to their strategic partner, CBIZ, Inc and services were expanded to CBIZ’s national footprint. Prior to his professional services career, Mike held financial leadership roles at the Union Camp Corporation, Philip Morris and Kraft Foods. Mike is a graduate of Georgetown University. He is a Certified Public Accountant and a member of the Georgia Society of CPAs and the Institute of Internal Auditors.

The Company has determined that Mr. Corcoran should serve as a director due to his background in public company accounting and finance, as well as his overall career in financial leadership roles.

Executive Officers

Effective as of April 13, 2016, Phillip Baker took on a new role with us as Vice President - Strategic Development, thus our only current executive officer is Richard Bogan.

Presiding Director

Our Chairman, Richard Bogan, acts as the presiding director at meetings of our board of directors. In the event that Mr. Bogan is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors has implemented many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things. In 2014 and 2015, all incumbent directors attended 75% of our meetings of the board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees and is given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our Chief Executive Officer, Chief Financial Officer and other key accounting and management personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group, may do so by writing to Richard Bogan, c/o Axion Power International, Inc., 3601 Clover Lane, New Castle, Pennsylvania 16105. Mr. Bogan will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Bogan, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our audit committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that two of our current directors meet the independence requirements of the Nasdaq Capital Market. In the judgment of the board of directors, Mr. Farley, Mr. Bogan and Mr. Trego do not meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between us and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between us and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Board Committees

The board of directors currently has two standing committees: the audit committee and the compensation committee. Our nominating committee was disbanded on February 9, 2016. These committees are responsible to the full board.

Audit Committee – Our board of directors has created an audit committee that presently consists of  Mr. Kishinevsky and Mr. Maruszewski. Mr. Corcoran serves as the current chairman of our audit committee. Each of the members has a basic understanding of finance and accounting, and is able to read and understand fundamental financial statements. The board of directors has determined that each of the members of the audit committee would meet the independence requirements applicable to Nasdaq Capital Market companies. Our board of directors has also determined that Mr. Hirschman, due to his professional experience, meets the definition of an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934. The audit committee has the sole authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board of directors and to management, and recommends to the full board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K.

The audit committee met 5 times during the year-ended December 31, 2015. The audit committee charter can be found on our website under About Axion; Corporate Governance / Committees, at www.axionpower.com.

Compensation Committee – Our board of directors has created a compensation committee that presently consists of Messrs. Kishinevsky, Maruszewski and Trego. Mr. Maruszewski serves as chairman of the compensation committee. The compensation committee makes recommendations concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The chairman establishes meeting agendas after consultation with other committee. Subject to supervision by the full board of directors, the compensation committee administers our stock option plans. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, our CEO typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee in conjunction with other non-employee directors establishes all bonus and equity incentive awards for executive members of the management team.   Our board of directors has determined that all members of the compensation committee except for Mr. Trego meet the independence requirements applicable to Nasdaq Capital Market companies.

The compensation committee met once during the year ended December 31, 2015. The compensation committee charter can be found on our website under “About Axion; Corporate Governance; Committees,” at www.axionpower.com.

Former Nominating Committee - Our board of directors created a nominating committee that consisted of Messrs. Bogan, Wainwright and Kishinevsky. Mr. Kishinevsky served as chairman of the nomination committee. The nominating committee sought out candidates for director positions on the board of directors and presented those candidates to the entire board for approval. With respect to director nominees, our nominating committee considered nominees recommended by stockholders that were submitted in accordance with our By-Laws. We did not have any specific minimum qualifications that our board believed must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believed were necessary for one or more of our directors to possess. We developed a formal process for identifying and evaluating nominees for director, including nominees recommended by security holders. The nominating committee would consider use of an executive search firm for assistance in discovering potential board candidates. All members met the independence requirements of the Nasdaq Capital Market.

The nominating committee met once during the year ended December 31, 2015.  The nominating committee charter can be found on our website under “About Axion; Corporate Governance; Committees.”

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 120 days before the date on which next year’s proxy statement will be mailed, which we anticipate will be on or about July 1, 2017, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of our stock, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, C/O Secretary, Michael Kishinevsky. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend Annual Meetings, although such attendance is not required. Five directors attended the 2015 Annual Meeting.

Code of business conduct and ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees and is given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our President, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose any amendments or waivers of our Code of Business Conduct and Ethics on our website.

Executive Compensation

The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to the year ended December 31, 2015.  The Named Executive Officers are as shown. We did not have any non-equity incentive plans, pension plans or deferred compensation plans during the year ended December 31, 2015.

SUMMARY COMPENSATION TABLE

				Stock	Option	All Other	Total
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)

Thomas Granville CEO and Director (5)	2014	231,500	38,000	-	-	3,077	272,577

Charles R. Trego (6)	2015	180,558	22,500		13,503	19,327	235,888
CFO	2014	25,961		-	-	1,039	27,000

Philip S. Baker	2015	207,985	19,980		13,503	5,500	246,968
COO	2014	199,800	19,800	-	-	7,536	227,136

Vani Dantam	2015	66,635	22,500		10,105	8,653	107,893
VP Sales and Marketing (9)	2014	225,000	22,500	-	-	3,837	251,337

David DiGiacinto	2015	68,750	53,672			7,346	129,768
CEO (7)	2014	150,000	-	-	199,584	10,404	360,988

Donald Farley
Chairman and Director (8)	2015	120,861	-		60,000	-	180,861

1.	Salaries are presented as the contractual amount paid during 2015 and 2014.

2.	Discretionary bonuses are not made pursuant to any specific bonus plan. The bonuses cited were awarded and paid in the indicated years.

3.	Stock and option awards were granted pursuant to the individual employment contracts. Options are valued using the Black-Scholes-Merton option pricing model.

4.	Other compensation includes company perquisites relating to pre and post-employment consulting contracts, severance payments, auto allowance, personal use of company cars, accrued vacation payments, moving expenses, and other earned compensation.

5.	Mr. Granville resigned as CEO effective as of July 1, 2014.

6.	Represents only salary from November 1, 2014 - December 31, 2014. Compensation as consultant is included in the Director’s Compensation section. Mr. Trego resigned as our CFO on October 2, 2015.

7.	Mr. DiGiacinto was deceased on January 22, 2015.

8.	During 2015, Mr. Farley had a consulting compensation arrangement with us pursuant to which he received cash compensation from us as stated. Commencing February 1, 2016, he receives cash compensation of $10,000 per month for so long as he acts as Chairman which is intended to be into the second quarter of 2016.

9.	Mr Dantam resigned in March 2015.

Employment Agreements

Effective as of September 2, 2016, Axion Power International, Inc. (the “Company”) entered into an employment contract with Richard Bogan, its Chief Executive Officer pursuant to a written Executive Employment Agreement (the “Executive Employment Agreement”). The following summarizes the material terms of the Employment Agreement:

•	The term of the Employment Agreement begins effective as of September 1, 2016 and continues until August 31, 2019;

•	Mr. Bogan will receive an annual salary of $300,000 during the term of the Executive Employment Agreement;

•	Mr. Bogan will receive stock options as determined by the Board of Directors upon receipt of consent from the investors in the November 2015 financing as required by the agreements entered into in connection therewith; and

•	In connection with the Executive Employment Agreement, Mr. Bogan signed an agreement regarding confidential information and non-competition (the “Non-Competition Agreement”) whereby Mr. Bogan and the Company agree, for a period of two years after the termination of Mr. Bogan’s employment with the Company, that:

o	Mr. Bogan will not render services to Conflicting Organizations (as defined therein) or with respect to Conflicting Products (as defined therein) without written assurances to the Company that such services will not be rendered in connection with any Conflicting Product;

o	If, within one month after the termination of Mr. Bogan’s employment with the Company, he is unable to find employment due solely to the Non-Competition Agreement, the provisions of the Non-Competition Agreement will continue in effect so long as the Company continues to pay Mr. Bogan an amount equal to his base pay at the time of his termination (the “Termination Payments”). The Termination Payments will continue for a period of 23 months or until the Company gives Mr. Bogan written permission to accept conflicting employment or a written waiver of the provisions of the Non-Competition Agreement; and

o	If, after the termination of Mr. Bogan’s employment with the Company, he accepts other employment but due solely to the Non-Competition Agreement his gross monthly income in such other employment is less than his base pay at termination, the Company will pay Mr. Bogan the difference between his base pay at termination and his gross monthly income in such other employment.

Warrants

As of December 31, 2015, we had 12,582,352 outstanding warrants that represent potential future cash proceeds to our company of $23,298,247. The warrants are divided into five classes that are presently exercisable and expire at various times through November 2020. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date
Subordinated note holder	1,099	$528.50	$580,808	May 7, 2018
Placement agent warrants	1,562	528.50	825,529	May 7, 2018-July 8, 2019
Series A warrants issued October 29, 2014	61,608	17.50	1,078,140	October 29, 2019
Investor	2,764	35.00	96,775	December 11, 2019
Series B Warrants issued October 29, 2014	34,521	113.75	3,926,764	January 29, 2016
Placement Agent Warrants	3,081	149.10	459,378	October 4, 2019
Placement Agent Warrants	548,780	1.29	707,926	November 4, 2017
Investors	510,000	1.75	892,500	August 7, 2020
Investors	11,418,937	1.29	14,730,427	November 4, 2017

Total	12,582,352		$23,298,247

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Option Plan Awards

As of December 31, 2015, we had 15,119 outstanding stock options that represent potential future cash proceeds to our company of $3,948,074. The outstanding options include 9,909 options that are currently vested and exercisable and 5,210 that will vest and become exercisable over the next three years. These options represent potential future cash proceeds to our company of $3,762,149 and $185,925, respectively.

	Vested			Unvested
	Shares	Ave. Price	Proceeds	Shares	Ave. Price	Proceeds
Employee & Officer plan options	8,983	$303.96	$2,730,385	16	$262.50	$4,125
Directors plan options	705	665.38	469,264	5,194	35.00	181,800
Non-plan options to consultants and employees	221	2,543.60	562,500	-	-	-
Total	9,909	$379.66	$3,762,149	5,210	$35.69	$185,925

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards					Stock Awards
	Non-Plan		Equity Incentive Plan Awards					Equity Incentive Plan Awards
	Number of shares underlying unexercised options							# Shares
Name	# Exercisable	# Unexercisable	Unearned	Option Exercise Price	Option Expiration Date	Number Unearned Shares or units of stock	Market Value	Unearned shares, units, or other rights not vested	Market Value	Footnotes

Granville, Tom	162	-	-	$2,625.00	varies through 6/29/2018	-	-	-	-	Issued pursuant to June 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Charles Trego	393	-	-	$2,625.00	varies through 3/30/2018	-	-	-	-	Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Charles Trego	1,286			$35.00	12/19/2020					Issued as executive incentive. Options vested upon issuance and expire 5 years from date of issuance.

Philip Baker	93	-	-	$2,625.00	varies through 3/30/2018	-	-	-	-	Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Philip Baker	1,286	-	-	$35.00	12/19/2020	-	-	-	-	Issued as executive incentive. Options vested upon issuance and expire 5 years from date of issuance.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team, although our employment agreements with certain members of management do call for immediate vesting of options upon a 50% change in control. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 720 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2015.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)(1)	($)	($)
Donald Farley (2)	-	-	-
Charles Trego	-	-	-
Richard H. Bogan	30,980	23,125	54,105
Michael Kishinevsky	16,150	21,250	37,400
D. Walker Wainwright	17,380	23,125	40,505

1.	Fees are presented based on the amount paid during 2015.

2.	Mr. Farley received no compensation during 2015 for his service as a Director, as he served as our chief executive officer for a portion of that time period. For a summary of the compensation received by him as chief executive officer during 2015, see Summary Compensation Table above.

Only non-management directors are compensated separately for service as members of our board of directors. Each of our non-management directors received the following components of compensation for the period January 1, 2015 through December 31, 2015:

•	A basic annual retainer of $25,000 for service as a director;

•	A supplemental retainer of $6,000 for service as chairman of any committee;

•	A supplemental annual retainer of $3,000 for service as a committee member;

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone;

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf; and

•	Options to reelected directors.

For 2015 and 2014, we issued 5,194 and 343 options, respectively pursuant to our directors’ stock option plan. Of this total, no options were exercised during the year ended December 31, 2015, 114 options are currently vested and exercisable at a weighted average price of $262.50 per share, and 5,080 options are unvested and will be exercisable at a weighted average price of $35.00 per share.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

On October 6, 2016, we had 100,000,000 shares of common stock authorized and  50,732,348 shares of common stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of November 6, 2016, for (i) each of our directors and executive officers and (ii) all of our directors and executive officers as a group. We do not have any persons who beneficially own more than 5% of our common stock. Normally, we would rely on the Section 16 filings for determining if there are any 5% owners. Our reporting is limited to the information we do have when we do not have the benefit of further information.

Beneficial ownership data in the table has been calculated based on the Securities and Exchange Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of November 6, 2016 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

	Common Stock	Warrants & Options (1)	Combined Ownership	Percentage

Baker, Philip	-	1,413	1,413	*
Bogan, Richard	10,170	433	10,603	*
Farley, Donald	16,298	433	16,731	*
Kishinevsky, Michael	7,701	100	7,801	*
Trego, Charles	400	1,718	2,118	*
Directors and officers as a group (6 persons)	34,569	4,077	38,646	*

*Less than 1%

(1)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholders that are presentably exercisable or will become exercisable within 60 days.

Certain Relationships and Related Transactions, and Director Independence

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

Fees of Independent Registered Public Accounting Firm

The following table presents fees for professional audit services billed for services rendered by Mayer Hoffman McCann P.C. for the audit of the Company’s annual financial statements for the years ending December 31, 2015 and 2014.

	2015	2014
Audit Fees	$115,000	$70,000

Audit-Related Fees - registration statement consents	$13,000	$-

Tax Fees	$13,900	$13,500

All Other Fees	$-	$-

Audit Committee Preapproval of Registered Public Accounting Firm Services

Our independent registered public accounting firm will provide audit, review and attest services only at the direction of, and pursuant to engagement fees and terms approved by, the audit committee. Such engagement will be pursuant to a written proposal, submitted to the audit committee for review and discussion. If acceptable, the audit committee will engage the independent registered public accounting firm pursuant to a written retention agreement, duly approved by the audit committee. As proscribed by Section 10A(g) of the Securities Exchange Act of 1934, certain non-audit services may not be provided by our independent registered public accounting firm, including bookkeeping or other services related to our accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resource functions, broker or dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The audit committee has reviewed the proposed retention for compliance with three basic principles, violations of which would impair the independent registered public accounting firm’s independence: (1) an independent registered public accounting firm cannot function in the role of management, (2) an independent registered public accounting firm cannot audit his or her own work, and (3) an independent registered public accounting firm cannot serve in an advocacy role for our company. If the audit committee determines that the proposed retention does not and will not violate these principles, it may authorize, in writing, the retention of the independent registered public accounting firm for the agreed scope of non-audit services and compensation structure.

Legal Proceedings

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

REVERSE STOCK SPLIT

General

Our board of directors has approved an amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split which combines the outstanding (but not authorized) shares of our common stock into a lesser number of outstanding shares. If approved by the stockholders as proposed, our board of directors would have the sole discretion to effect the amendment and reverse stock split at any time prior to June 30, 2017, and to fix the specific ratio for the combination, provided that the ratio would be not less than 1-for-100 and not more than 1-for-400. Our board of directors would also have discretion to abandon the amendment prior to its effectiveness. Our board of directors is hereby soliciting stockholder approval for the reverse stock split proposal.

If approved by our stockholders, the reverse stock split proposal would permit (but not require) our board of directors to effect a reverse stock split of our outstanding (but not authorized) common stock at any time by a ratio of not less than 1-for-100 and not more than 1-for-400 with the specific ratio to be fixed within this range by our board of directors in its sole discretion. We believe that enabling our board of directors to fix the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders. In fixing the ratio, our board of directors may consider, among other things, factors such as: the historical trading price and trading volume of our common stock; the number of shares of our common stock outstanding; the then-prevailing trading price and trading volume of our common stock; the anticipated impact of the reverse stock split on the trading market for our common stock; and prevailing general market and economic conditions.

The reverse stock split, if approved by our stockholders, would become effective upon the filing of the amendment to our Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, or at the later time set forth in the amendment. The exact timing of the amendment will be determined by our board of directors based on its evaluation as to if and when such action will be the most advantageous to our company and our stockholders. In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the reverse stock split if, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Delaware, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

The proposed form of amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split is attached as Appendix A to this Consent Solicitation Statement. Any amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split will include the reverse stock split ratio fixed by our board of directors, within the range approved by our stockholders.

Reasons for Proposed Amendment

Our board of directors’ primary reasons for approving and recommending the reverse stock split is to increase the per share price of our common stock and to increase the number of shares available for issuance. Our board of directors believes that attaining and maintaining the stock price at levels well above $1.00 will attract better access to capital which is in the best interests of our company and its stockholders. In addition, as a result of our recent financing, we have issued more shares of our common stock and will need more shares to satisfy repayment of the principal and interest due on our November 2015 Senior Notes in stock rather than cash. It is important to note that we effected a 1 for 400 split of our common stock in July 2016 and as a result of continued conversions of these Notes pursuant to the terms of these Notes (which calls for the conversion price to be set at 75% of the then current market price), our stock price quickly decreased and is now less than $.01. We anticipate that this now requested second reverse stock split will provide sufficient shares to satisfy our remaining obligations under this indebtedness. However, shareholders should be aware of the extremely dilutive nature of these Notes and that there can be no assurances that the market price for our common stock will remain at a level sufficient to satisfy all such obligations, and that any position held by any shareholder will be further diluted as more shares are issued to satisfy the obligations under these Notes. We also are seeking this reverse stock split to maintain the required $.01 price to remain on the OTCQB.

As of the open of business on October 6, 2016, our common stock has traded on the OTC Market’s electronic interdealer quotation QB system (“OTCQB”) in a 52 week closing price range from $.007 to $904 per share. We feel that looking to keep our stock above $1.00 and in the $3.00 range is appropriate, especially should we determine to reapply for listing to NASDAQ in the future, which has a minimum listing price of $3.00 per share.

However, despite approval of the reverse stock split by our stockholders and the implementation thereof by our board of directors, there is no assurance that our minimum bid price would be or remain following the reverse stock split over NASDAQ’s minimum bid price requirement, and our common stock could fail to attain the minimum bid price requirement necessary to be listed on NASDAQ.

Our board of directors further believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors. We believe that the reverse stock split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the reverse stock split will make our common stock a more attractive and cost effective investment for many investors, which should enhance the liquidity available to the holders of our common stock. Accordingly, we believe that approval of the reverse stock split is in our company’s and our stockholders’ best interests.

The Company has completed three reverse splits of its common stock in recent years. The first reverse stock split was a 1:50 reverse stock split which was effected on September 18, 2014 as the result of shareholder approval received on July 7, 2014, which was the result of a Definitive Proxy Statement on Schedule 14A filed by the Company on May 29, 2014. In this Schedule 14A, the Company stated that the primary purpose of this reverse stock split was to meet the $3.00 price minimum for a listing on the Nasdaq Capital Markets. The Company was successful in achieving this goal as it was able to close a public offering and simultaneously list on the Nasdaq Capital Market with a stock price over $3.00 per share on October 29, 2014.

The Company completed a second reverse stock split on July 14, 2015 with a 1:35 ratio, which was approved by its shareholders on June 17, 2015 as the result of a Definitive Proxy Statement on Schedule 14A filed by the Company on May 12, 2015. In that Schedule 14A, the Company stated that the purposes of that reverse stock split were to increase the Company’s stock price to meet the $1.00 minimum closing bid price to meet the continued listing standards for the Nasdaq Capital Market and to have sufficient authorized but unissued shares for conversion of its then remaining Series B warrants. The Company achieved both goals. It received notification from Nasdaq on February 19, that it did not meet the $1.00 minimum bid requirement from January 5, 2015 to February 18, 2015 under Nasdaq Listing Rule 5550(a)(2) which requires the Company to maintain a minimum bid price of at least $1.00 for at least one trading day during any consecutive 30 trading day period. As a result of the 1:35 reverse stock split in July 2015, the Company’s stock price was able to maintain a minimum bid price of at least $1.00 for the required 10 day period in July to August 2015 and regain compliance of that continued listing standard. Starting in July 2015, the Company had sufficient shares and was able to complete all requested conversions of its Series B warrants into common stock before the Series B warrants expired on April 29, 2016.

The third reverse stock split with a 1:400 ratio was effected on July 15, 2016, which was approved by the shareholders on June 27, 2016 as a result of the Definitive Proxy Statement on Schedule 14A filed by the Company on May 25, 2016. The Company listed as its primary goal raising the stock price to the $1 to $3 range and providing sufficient authorized and unissued shares to satisfy its obligations with respect to the November 2015 Notes. While it was temporarily successful, as a result of continued conversions of these Notes pursuant to the terms of these Notes (which calls for the conversion price to be set at 75% of the then current market price), the stock price quickly decreased and is now less than $.01, thus necessitating the currently proposed reverse stock split.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, general market conditions and the market perception of our company, may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1-for-100 and not more than 1-for-400, as determined by our board of directors in its sole discretion. Our board of directors believes that stockholder approval of a range of potential exchange ratios, rather than a single exchange ratio, is in the best interests of our stockholders because it provides our board of directors with the flexibility to achieve the desired results of the reverse stock split and because it is not possible to predict market conditions at the time the reverse stock split would be implemented. If our stockholders approve this proposal, our board of directors would carry out a reverse stock split only upon its determination that a reverse stock split would be in the best interests of our stockholders at that time. Our board of directors would then set the ratio for the reverse stock split in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the reverse stock split is to be implemented. In determining the ratio, following receipt of stockholder approval, our board of directors may consider, among other things:

•	the historical and projected performance of our common stock;

•	prevailing market conditions;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock;

•	our capitalization (including the number of shares of our common stock issued and outstanding);

•	the prevailing trading price for our common stock and the volume level thereof; and

•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by our board of directors, as opposed to a ratio fixed in advance, is to give our board of directors the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Potential Effects of Proposed Amendment

If our stockholders approve the reverse stock split and our board of directors effect it, the reverse stock split will affect all holders of our common stock uniformly, other than those stockholders who may receive special treatment upon consummation of the reverse stock split. Our board of directors may approve special treatment of stockholders holding less than a number of shares of our common stock equal to the product of 100 multiplied by the consequent term of the reverse stock split ratio, but at least 100 shares of our common stock, to prevent those stockholders from holding less than 100 shares after the reverse stock split. For example, if our board of directors determines to effectuate a reverse stock split at a ratio of 1-for-200 and determines to approve special treatment of stockholders holding less than a number of shares of our common stock equal to the product of 100 multiplied by the consequent term of the reverse stock split ration, but at least 100 shares of our common stock, holders of fewer than 20,000 shares of our common stock but at least 100 shares of our common stock (as applicable, “Eligible Holders”) would receive 100 shares of our common stock after the reverse stock split. In addition, our board of directors may approve special treatment of stockholders holding less than 100 shares of our common stock such that those holders will not be affected by the reverse stock split. If approved, the special treatment would be afforded to preserve round lot stockholders (i.e., holders owning at least 100 shares) and will result in a de minimis number of additional shares of our common stock being outstanding than would have been outstanding if the reverse stock split uniformly affected all stockholders.

The following table sets forth the effect of a 1-for-200 reverse stock split, the midpoint in the contemplated range, and the special treatment being afforded to Eligible Holders and the holders of less than 100 shares of our common stock to preserve round lot stockholders and assumes the board will have approved these actions (which it has not yet done and may or may not approve before effecting the reverse stock split):

Number of Shares Held by Stockholder Prior to Reverse Stock Split	Number of Shares Held by Stockholder After Reverse Stock Split
Less than 100 shares	Same number as held prior to reverse stock split
100 shares to 20,000 Shares [only if special treatment is afforded]	100 shares
20,001 shares	101 shares
40,000 shares	200 shares
200,000 shares	1,000 shares
400,000 shares	2,000 shares

The reverse stock split will not affect any stockholder’s percentage ownership interest in our company, except for a nominal increase in percentage ownership interest that will accrue to Eligible Holders and holders of less than 100 shares of our common stock, if the board approves special treatment, and except that as described below in “Fractional Shares,” record holders of our common stock otherwise entitled to a fractional share as a result of the reverse stock split because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power except for a nominal increase that will accrue to Eligible Holders and holders of less than 100 shares of our common stock (subject to the treatment of fractional shares) should the board approve such actions.

The reverse stock split will not change the terms of our common stock. After the reverse stock split, the shares of our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized. Our common stock will remain fully paid and non-assessable.

In addition, it is important to note that the reverse split will not change the number of authorized shares of our common stock which will remain at 100,000,000 after the reverse split – only the number of outstanding shares would be combined as a result of the reverse split.

After the effective time of the reverse stock split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

After the effective time of a reverse stock split, the post-split market price of our common stock may be less than the pre-split price multiplied by the reverse stock split ratio. In addition, a reduction in number of shares of our common stock outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

The availability of a substantial number of authorized but un-reserved shares of our common stock resulting from the reverse stock split, under various scenarios, may be construed as having an anti-takeover effect by permitting the issuance of shares of our common stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions in our Certificate of Incorporation or bylaws as then in effect. The proposal to effectuate the reverse stock split did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise, and our board of directors did not authorize the reverse stock split to increase the authorized shares of our common stock to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on our board of directors.

Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, we intend to treat shares held by stockholders through a bank, broker or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold shares of our common stock with a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of the registered holders of our common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with statements reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with our transfer agent will not need to take action to receive evidence of their shares of post-reverse stock split common stock.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the effective time of the reverse stock split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to our transfer agent in exchange for certificates representing the appropriate number of shares of post-reverse stock split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to our transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of shares of our common stock to which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-reverse stock split Common Stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on its reverse side, the New Certificate will be issued with the same restrictive legend on its reverse side.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

Effect of the Reverse Stock Split on Outstanding Convertible Debt, Stock Options, Warrants, and Employee Plans

Based upon the reverse stock split ratio, proportionate adjustments are generally required to be made to the per share exercise or conversion price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants or convertible debt securities entitling the holders to acquire shares of our common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants or convertible debt securities upon exercise or conversion, as applicable, and approximately the same value of shares of our common stock being delivered upon such exercise or conversion immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio.

Accounting Matters

The proposed amendment to our Certificate of Incorporation, as amended, will not affect the par value of our common stock. As a result, at the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced in the same proportion as the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be reclassified for prior periods to conform to the post-reverse stock split presentation.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock. Unless otherwise specifically indicated herein, this summary addresses the U.S. federal income tax consequences only to a beneficial owner of our common stock that is a United states person as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that may apply to certain special classes of taxpayers under the Code.

As a result, stockholders should seek advice on the tax consequences of the reverse stock split based on their particular circumstances from an independent tax advisor.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

U.S. Holders

The reverse stock split is intended to qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the reverse stock split qualifies as a reorganization, a U.S. holder generally will not recognize gain or loss upon the exchange (or deemed exchange) of shares pursuant to the reverse stock split. The aggregate tax basis of the new shares received in the reverse stock split will be the same as the aggregate tax basis in the old shares exchanged. The holding period for the new shares will include the period during which the old shares surrendered in the reverse stock split were held.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of our common stock that is not a U.S. holder. Generally, non-U.S. holders will not recognize any gain or loss upon the reverse stock split.

Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenters’ rights with respect to the proposed amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split, and we do not intend to independently provide stockholders with such rights.

Vote and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the reverse stock split proposal, including the amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split.

* * * *

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK BY A RATIO OF NOT LESS THAN 1-FOR-100 AND NOT MORE THAN 1-FOR-400 AT ANY TIME PRIOR TO JUNE 30, 2017, WITH THE EXACT RATIO TO BE SET WITHIN THIS RANGE BY OUR BOARD OF DIRECTORS IN ITS SOLE DISCRETION.

SECTION 16(a) REPORTING COMPLIANCE DISCLOSURE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

We are not responsible for the filing of these Forms and are not reporting on compliance on behalf of our officers, directors and other insiders.

QUESTIONS

Proposals

You should rely only on the information contained in or incorporated by reference in this Consent Solicitation Statement to vote on the proposals herein. We have not authorized anyone to provide you with information that is different from what is contained in this Consent Solicitation Statement. You should not assume that the information contained in the Consent Solicitation Statement is accurate as of any date other than the date hereof, and the mailing of this Consent Solicitation Statement to our stockholders shall not create any implication to the contrary.

If you have any questions regarding the proposal discussed in this Consent Solicitation Statement, you should contact: Axion Power International, Inc., attn.: Investor Relations, 3601 Clover Lane, New Castle, PA 16105.

Common Stock

If you have any questions with respect to voting your shares, or if you would like additional copies of this Consent Solicitation Statement, you should contact our transfer agent:

Continental Transfer & Trust

17 Battery Place

New York, NY 10004

This information can also be accessed at http:///www.cstproxy.com/axionpower/smp2016.

FOR MORE INFORMATION

We file quarterly and annual reports on Form 10-Q and Form 10-K, respectively, Consent Solicitation Statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference room, located at 100 F Street NE, Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for further information on the public reference room. Our Commission filings are also available to the public via: (1) commercial document retrieval services; (2) the Commission’s website, www.sec.gov; and (3) our website, www.axionpower.com.

FINANCIAL STATEMENTS AVAILABLE

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC is available without charge upon written request to: 3601 Clover Lane, New Castle PA 16105; Attn: Investor Relations. A copy is also being provided along with this Schedule 14A to our shareholders.

HOUSEHOLDING INFORMATION

As permitted by the SEC’s Consent Solicitation Statement rules, we will deliver only one copy of our Annual Report to Shareholders or this solicitation statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or solicitation statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or Consent Solicitation Statements may request delivery of a single copy. Such a request must be directed to the Shareholders Department of the transfer by mail to Continental Transfer& Trust, 17 Battery Place, New York, NY 10004, Attention: Shareholders Department. Each request must include the name of the stockholder, the name of his brokerage firm and the account number of his brokerage account. Please allow 72 hours from receipt by the transfer agent for any such request to take effect.

SIGNATURES

By Order of the Board of Directors,

/s/ Richard Bogan

RICHARD BOGAN

Chief Executive Officer

October 17, 2016

EXHIBIT A

FORM OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

OF

AXION POWER INTERNATIONAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:          That at a meeting of the Board of Directors of Axion Power International, Inc., (the “Corporation”) resolutions were duly adopted setting forth proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and requesting consent of the stockholders of the Corporation to adopt said amendment.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Articles thereof numbered Fourth is amended by

AMENDMENT 1: adding the following paragraph at the end thereof:

“Upon the Effective Date of this Certificate of Amendment, each ____ shares of Common Stock issued and outstanding on the Effective Date (the "Old Common Stock") shall be converted into one (1) share of Common Stock, respectively (the "New Common Stock"), subject to the treatment of fractional share interests as described below. A holder of _____ shares shall be entitled to receive, upon surrender of a stock certificate or stock certificates representing such Old Common Stock (the "Old Certificates," whether one or more) to the Corporation for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of such fractional shares, each holder of Common Stock who or that would otherwise have been entitled to a fraction of a share of such common stock upon surrender of such holder's Old Certificates will be entitled to receive one whole share of such common stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that any stockholder will not be entitled to receive more than one share of New Common Stock in lieu of fractional shares. In order to preserve all round lots, holders of less than 100 shares before the Reverse Split shall have the same number of shares after the Reverse Split as before the Reverse Split, and holder of 100 shares to ___ shares before the Reverse Split shall have 100 shares after the Reverse Split. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.”

SECOND:     That thereafter, pursuant to resolution of its Board of Directors, the Company solicited and received the requisite consent of its stockholders to adopt said amendment in lieu of a meeting.

THIRD:        That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the __ day of _____, 2016.

/s/ Richard Bogan
Richard Bogan, Chief Executive Officer

EXHIBIT B

FORM OF CONSENT

WRITTEN CONSENT OF STOCKHOLDERS OF

AXION POWER INTERNATIONAL, INC.

The undersigned stockholder of Axion Power International, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Consent Solicitation and accompanying Consent Solicitation Statement, each dated October __, 2016. The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the following recitals and resolutions:

WHEREAS, the Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company and its stockholders for the Company to effect a reverse stock split of our issued and outstanding Common Stock, par value $.005 per share of no less than one-for-one hundred (such that for every one hundred shares issued and outstanding prior to such split one share will remain after such split) and no more than one-for-four hundred (such that for every four hundred shares issued and outstanding prior to such split one share will remain after such split), which will result in the number of shares of common stock issued and outstanding being reduced, with special treatment for certain stockholders to preserve round lot holders, if so determined by the Board (the “Reverse Stock Split”).

WHEREAS, in accordance with Section 228(a) of the Delaware General Corporation Law, the Reverse Stock Split will be effected by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which has the effect of amending the Company’s Certificate of Incorporation;

WHEREAS, the Board has approved the Reverse Stock Split recommended that the stockholders vote “FOR” the below resolution which it has deemed are in the best interests of the Company and its stockholders;

NOW, THEREFORE, IT IS RESOLVED, that the stockholders of the Company hereby approve the Reverse Stock Split and authorize the board of directors to effectuate, in its discretion, the Reverse Stock Split.

☐ FOR           ☐ AGAINST        ☐ ABSTAIN; and it is hereby

This Written Consent action may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Written Consent is solicited by the Company’s Board of Directors.

(Continued, and to be dated and signed, on the other side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on   ________, 2016.

Print name(s) exactly as shown on Stock Certificate(s)

Signature (and Title, if any)	Signature (if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s).  If stock is held jointly, each holder must sign.  If signing is by attorney, executor, administrator, trustee or guardian, give full title as such.  A corporation or partnership must sign by an authorized officer or general partner, respectively.

Please sign, date and return this consent to the following address or submit the consent through the e-mail address listed below:

AXION POWER INTERNATIONAL, INC.
3601 Clover Lane
New Castle, PA 16105
Attn:
investorrelations@axionpower.com

You may also submit your consent by facsimile to (866) 705-3071.

You may also access this consent at: http:///www.cstproxy.com/axionpower/smp2016.

APPENDIX A

FORM OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

OF

AXION POWER INTERNATIONAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:          That at a meeting of the Board of Directors of Axion Power International, Inc., (the “Corporation”) resolutions were duly adopted setting forth proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and requesting consent of the stockholders of the Corporation to adopt said amendment.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Articles thereof numbered Fourth is amended by

AMENDMENT 1: adding the following paragraph at the end thereof:

“Upon the Effective Date of this Certificate of Amendment, each ____ shares of Common Stock issued and outstanding on the Effective Date (the "Old Common Stock") shall be converted into one (1) share of Common Stock, respectively (the "New Common Stock"), subject to the treatment of fractional share interests as described below. A holder of _____ shares shall be entitled to receive, upon surrender of a stock certificate or stock certificates representing such Old Common Stock (the "Old Certificates," whether one or more) to the Corporation for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of such fractional shares, each holder of Common Stock who or that would otherwise have been entitled to a fraction of a share of such common stock upon surrender of such holder's Old Certificates will be entitled to receive one whole share of such common stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that any stockholder will not be entitled to receive more than one share of New Common Stock in lieu of fractional shares. [In order to preserve all round lots, holders of less than 100 shares before the Reverse Split shall have the same number of shares after the Reverse Split as before the Reverse Split, and holder of 100 shares to ___ shares before the Reverse Split shall have 100 shares after the Reverse Split.] From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.”

SECOND:     That thereafter, pursuant to resolution of its Board of Directors, the Company solicited and received the requisite consent of its stockholders to adopt said amendment in lieu of a meeting.

THIRD:        That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the __ day of _____, 2016.

/s/ Richard Bogan
Richard Bogan, Chief Executive Officer